DATA

PART A — This part lists your personal data.

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Available only under NQ Contracts]
[Joint Owner: [JANE DOE]		Age: [55]	Sex: [Female]]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Applicable for NQ Contracts]
[Joint Annuitant:	[JANE DOE] Age: [55] Sex: [Female]]

[Applicable to Inherited IRA/Roth IRA and Inherited NQ Contracts]

[Owner:] [JOHN DOE JR. as beneficiary of JOHN DOE SR’s. [Traditional IRA] [Roth IRA] [Non-Qualified]] [If the Owner is a trust, then the Annuitant must be the oldest beneficiary of the trust.]

[If the Owner is the sole spousal beneficiary under the deceased Owner’s [Traditional IRA][Roth IRA][Non-Qualified] then the following designation will appear after the Owner’s name:]
[“Special Surviving Spouse”]

[Deceased Owner of Original [Traditional IRA][Roth IRA][Non-Qualified]:]
[John Doe, Sr.]
[Date of Death of Original [Traditional IRA][Roth IRA][Non-Qualified] Owner:]
[xx/xx/xx]

[Applicable to Non-Spousal Beneficiary Continuation Option Tax-Qualified Retirement Plan Funds Direct Rollover to Traditional IRA Contracts]

[Owner:] [JOHN DOE JR. as beneficiary of JOHN DOE SR’s. Applicable Plan] [If the Owner is a trust, then the Annuitant must be the oldest beneficiary of the trust.]

[Deceased Participant of Original Applicable Plan:] [John Doe, Sr.]
[Date of Death of Deceased Participant of Original Applicable Plan:] [xx/xx/xx]

[Applicable to Qualified Plan and SEP-IRA Contracts]

[Employer:]	[ABC Company]
[Applicable to Qualified Plan Contracts]
[Plan:]	[ABC Company Plan]

Beneficiary:	[JANE DOE]

Contract Number:                [00000]

Endorsement(s) Attached:

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[Market Segment Endorsement(s)]

[Endorsement Applicable to Non-Qualified Contracts

Endorsement Applicable to Defined Contribution Qualified Plan Contracts

Endorsement Applicable to Defined Benefit Qualified Plan Contracts

Endorsement Applicable to Traditional IRA Contracts

Endorsement Applicable to Roth IRA Contracts

Endorsement Applicable to SEP-IRA Contracts

Inherited Traditional IRA Beneficiary Continuation Option (BCO) Endorsement

Inherited Roth IRA Beneficiary Continuation Option (BCO) Endorsement

Inherited Non-Qualified Payout Endorsement

Endorsement Applicable to Non-Qualified [Income Edge Series] Payment Programs]

[Optional Rider(s) Attached:

Guaranteed Minimum Death Benefit Rider – [Protected Premium Death Benefit]]

Issue Date:	[January 1, 2015]
Contract Date:	[January 1, 2015]
[Maturity Date:	[January 1, 2050]

Your Annuity Commencement Date under a traditional annuity payout as described in Part VII of your Contract may not be prior to thirteen months from the Contract Date nor may your Maturity Date be later than the Contract Date Anniversary which follows the Annuitant’s [95th] birthday. (see Section 7.02) The Maturity Date is based on the Annuitant’s date of birth and will not change under the Contract except as described in Section 7.02 [and the next paragraph]. If there is a successor Annuitant named under the Contract, the Maturity Date will not change and will continue to be based on the original Annuitant’s date of birth.

[Applicable to IRA Contract Owners only]

[If you die and your spouse elects to continue this Contract (“Spousal Continuation”), your spouse then becomes the Annuitant under the Contract and his/her date of birth will determine the Maturity Date.]

[Applicable to NQ Contract Owners only]

[If you die and your spouse elects to continue this Contract (“Spousal Continuation”), if you were also the sole Annuitant under the Contract, your spouse then becomes the Annuitant under the Contract and his/her date of birth will determine the Maturity Date. However, if your age did not originally determine the Maturity Date under the Contract, your spouse may elect to become the Annuitant, superseding any named Annuitant and your spouse’s date of birth will determine the Maturity Date.]

[For NQ Contracts with Joint Annuitants] [For Contracts with Joint Annuitants, the age of the older Annuitant determines the Maturity Date.]

You may request in writing to us an Annuity Commencement Date earlier than the Maturity Date shown above. Such request must be received by the Processing Office at least [60] days prior to the Annuity Commencement Date you request.]

[Applicable to Inherited Traditional IRA/Roth IRA including Non-Spousal Applicable Plan Beneficiary Owned (also referred to as “Non-Spousal QP Direct Rollover to an Inherited IRA/Roth BCO”) Contract]

[BCO Distribution Commencement Date:       [xx/xx/xx]]

[Applicable to Inherited NQ Contracts]

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[Required Payment Starting Date:       [xx/xx/xx]]

PART B — This part describes certain provisions of your Contract.

Initial Contribution Received:	[$	105,000.00	]

Variable Investment Options (See Section 2.01 of the Contract)

Set forth below are the initial Variable Investment Options available. Your initial allocation is shown. [You may not allocate amounts to more than [168] Variable Investment Options at any time.]

Variable Investment Options	Amount Allocated
[Charter Conservative
Charter Moderate	[$	52,500	]
Charter Moderate Growth	[$	52,500	]
Charter Growth
Charter Aggressive Growth
Charter International Moderate
Charter Income Strategies
Charter Interest Rate Strategies
Charter Real Assets
Charter Alternative 100 Moderate
AXA Moderate Allocation
AXA Moderate-Plus Allocation
AXA Aggressive Allocation
7Twelve Balanced Portfolio
AXA/AB Dynamic Moderate Growth
American Funds Insurance Series Asset Allocation Fund
BlackRock Global Allocation V.I. Fund
First Trust/Dow Jones Dividend & Income Allocation Portfolio
First Trust Multi Income Allocation Portfolio
Franklin Founding Funds Allocation VIP Fund
Franklin Income VIP Fund
Invesco V.I. Balanced-Risk Allocation Fund
Ivy Funds VIP Asset Strategy
Janus Aspen Balanced Portfolio
JPMorgan Insurance Trust Global Allocation Portfolio
JPMorgan Insurance Trust Income Builder Portfolio
PIMCO Global Multi-Asset Managed Allocation Portfolio
Putnam VT Global Asset Allocation Portfolio
QS Legg Mason Dynamic Multi-Strategy VIT Portfolio
SEI VP Conservative Strategy Fund
SEI VP Moderate Strategy Fund

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SEI VP Balanced Strategy Fund
SEI VP Market Growth Strategy Fund
SEI VP Market Plus Strategy Fund
All Asset Aggressive - Alt 25
All Asset Aggressive - Alt 50
All Asset Aggressive - Alt 75
ALPS/Red Rocks Listed Private Equity Portfolio
AXA SmartBeta Equity
EQ/Convertible Securities
EQ/GAMCO Mergers and Acquisitions
Guggenheim VIF Global Managed Futures Strategy Fund
Janus Aspen INTECH U.S. Low Volatility Portfolio
EQ/Low Volatility Global ETF
Neuberger Berman Absolute Return Multi-Manager Portfolio
Putnam VT Absolute Return 500 Fund
AXA Natural Resources
EQ/Energy ETF
Ivy Funds VIP Energy
PIMCO VIT CommodityRealReturn Strategy Portfolio
Van Eck VIP Global Hard Assets Fund
AB VPS Real Estate Investment Portfolio
Invesco V.I. Global Real Estate Fund
EQ/Real Estate PLUS
Invesco V.I. Global Health Care Fund
Ivy Funds VIP Science and Technology
MFS Utilities Series
Multimanager Technology
T. Rowe Price Health Sciences Portfolio-II
AB VPS Growth and Income Portfolio
EQ/BlackRock Basic Value Equity
EQ/Boston Advisors Equity Income
ClearBridge Variable Dividend Strategy Portfolio
Franklin Mutual Shares VIP Fund
EQ/Large Cap Value Index
MFS Value Series
T. Rowe Price Equity-Income Portfolio-II
American Funds Insurance Series Growth-Income Fund
EQ/Common Stock Index
EQ/Equity 500 Index
Fidelity VIP Contrafund Portfolio
Franklin Rising Dividends VIP Fund
Hartford Capital Appreciation HLS Fund
MFS Investors Trust Series
Putnam VT Research Fund
EQ/Calvert Socially Responsible
ClearBridge Variable Aggressive Growth Portfolio
Hartford Growth Opportunities HLS Fund
EQ/Large Cap Growth Index
AXA/Loomis Sayles Growth
MFS Research Series

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EQ/T. Rowe Price Growth Stock
AB VPS Small/Mid Cap Value Portfolio
American Century VP Mid Cap Value Fund
EQ/Mid Cap Index
Federated Kaufmann Fund II
Fidelity VIP Mid Cap Portfolio
EQ/Morgan Stanley Mid Cap Growth
Charter Small Cap Value
EQ/GAMCO Small Company Value
Invesco V.I. Small Cap Equity Fund
EQ/Small Company Index
AXA/AB Small Cap Growth
Charter Small Cap Growth
Ivy Funds VIP Micro Cap Growth
American Funds Insurance Series International Growth and Income Fund
EQ/International Equity Index
Invesco V.I. International Growth Fund
EQ/MFS International Growth
MFS International Value Portfolio
Neuberger Berman International Equity Portfolio
American Funds Insurance Series New World Fund
Delaware VIP Emerging Markets Series
EQ/Emerging Markets Equity PLUS
Lazard Retirement Emerging Markets Equity Portfolio
AB VPS Global Thematic Growth Portfolio
American Funds Insurance Series Global Growth Fund
American Funds Insurance Series Global Small Capitalization Fund
BlackRock Global Opportunities V.l. Fund
EQ/Oppenheimer Global
AXA/Templeton Global Equity Managed Volatility
EQ/Core Bond Index
Delaware VIP Diversified Income Series
AXA/Doubleline Opportunities Core Plus Bond
Eaton Vance VT Floating-Rate Income Fund
Fidelity VIP Strategic Income Portfolio
Janus Aspen Flexible Bond Portfolio
EQ/Intermediate Government Bond
Lord Abbett Series Fund Bond Debenture Portfolio
PIMCO VIT Total Return Portfolio
Putnam VT Diversified Income Fund
AXA/AB Short Duration Government Bond
Delaware VIP Limited-Term Diversified Income Series
EQ/PIMCO Ultra Short Bond
American Century VP Inflation Protection Fund
EQ/PIMCO Global Real Return
EQ/High Yield Bond
Federated High Income Bond Fund II
Invesco V.I. High Yield Fund
PIMCO VIT Emerging Markets Bond Portfolio
PIMCO VIT Global Bond Portfolio (Unhedged)

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Templeton Global Bond VIP Fund
Van Eck VIP Unconstrained Emerging Markets Bond Fund
EQ/Money Market]

[An asterisk (either *, ** or ***), identifies Variable Investment Options to which certain charges under Part C apply.]

Total (Amount Allocated to Variable Investment Options):	[$	105,000.00	]

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [70].

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Contributions and Allocations (See Sections 3.01 and 3.02 of the Contract):

Contribution Limits and Requirements: Initial Contribution minimum: [$25,000]

Subsequent Contribution minimum: [$500] [Subsequent Contributions can be made until the older of the original Annuitant and Owner attain age [86] or if later, the first Contract Date Anniversary.]

[For Contracts issued in the [QP-DB]/[QP-DC] market segment only, the following text will appear in lieu of the previous paragraph] [We reserve the right to limit aggregate Contributions made each Contract Year after the first Contract Year to 100% of the first Contract Year Contributions. We may refuse to accept any Contribution if the sum of all Contributions under your Contract would then total more than 80% of the present value of the Annuitant’s accrued benefit. The only Contributions we will accept are: (i) transfers from another [QP-DB]/[QP-DC] Plan and (ii) amounts attributable to a change of investment vehicles in the Plan.]

We may discontinue acceptance of Contributions under the Contract upon [45 days] advance written notice to you. Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.

[Cumulative Contribution Limit]

[We may refuse to accept any Contribution if the sum of all Contributions under all [“Investment Edge”] Series Contracts with the same Annuitant or Owner would then total more than [$1,500,000]. [We may refuse to accept any Contribution if the sum of all Contributions under all [“Investment Edge”, “Accumulator” and “Retirement Cornerstone”] Series Contracts with the same Annuitant or Owner would then total more than [$2,500,000].]

We may refuse to accept any Contribution if the source of such Contribution is an existing AXA Equitable Contract.

Transfer Rules (see Section 4.02 of the Contract): Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the Contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

We reserve the right to:

a)	limit transfers among or to the Variable Investment Options to no more than once every [30] days,

b)	require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,

c)	establish a maximum dollar amount that may be transferred by an Owner on any Transaction Date among Variable Investment Options,

d)	reject transfer requests from a person acting on behalf of multiple Contract Owners unless pursuant to a trading authorization agreement that we have accepted,

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e)	restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,

f)	impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.

Withdrawals (see Section 5.01 of the Contract): Lump Sum Withdrawals: The Lump Sum Withdrawal minimum amount is [$300]. [Applicable to QP-DB and QP-DC market segments only:] [Amounts withdrawn to pay Third Party Administrator (TPA) fees are not subject to this minimum withdrawal amount.]

Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Variable Investment Options. If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Dollar Cost Averaging.

[The following text is applicable to Traditional IRA Contracts]

[Automatic Required Minimum Distribution Withdrawals: The Automatic Required Minimum Distribution Withdrawal minimum initial amount is [$250]. See Endorsement Applicable to Traditional IRA Contracts].

[Amounts withdrawn to pay a Third Party Investment Advisor (TPIA) or a Registered Investment Advisor (RIA) fees are limited to [2%] of the AAV on the [first] Business Day of your Contract Year [or Annuity Payout Year, if applicable] and are not subject to this minimum withdrawal amount. You may elect to make such withdrawals on a [quarterly, semi-annual or annual] basis.]

Contract Termination (see Section 5.02 of the Contract):

Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Contract). A request for more than 90% of the Cash Value will be considered a request to withdraw 100% of the Cash Value and this Contract will terminate.

If a withdrawal is made that would result in a Cash Value less than [$500], we will so advise you and have the right to pay you such Value. In that case, this Contract will terminate.

This Contract (including any attached Endorsements and Riders) will terminate if there is no Annuity Account Value.

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[The following text will not appear for Inherited Traditional/Roth IRA and Inherited NQ BCO and Non-Spousal Applicable Plan Beneficiary Owned Contracts]

Annuity Benefit Forms - (Normal Form of Annuity Benefit) (see Section 7.04 of the Contract):

Life Annuity 10 Year Period Certain For annuity commencement date ages 80 and greater the “Period Certain” is as follows:

Annuitization Age	Length of Period Certain
Up to age 80	10
81	9
82	8
83	7
84	6
85	5
86	4
87	3
88	2
89	1
90 through 95	0

[The following text will not appear for Inherited Traditional/Roth IRA and Inherited NQ BCO and Non-Spousal Applicable Plan Beneficiary Owned Contracts]

[Amount of Annuity Benefit (see Section 7.05 of the Contract):

The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person’s lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% if available, of the Annuity Account Value.]

Conditions for Payment - (Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex) (see Section 7.06 of the Contract):

[6%] per year

Conditions for Payment - (Minimum Amount to be Applied to an Annuity) (see Section 7.06 of the Contract): [$2,000], as well as minimum of [$20] for initial monthly annuity payment.

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PART C – This part describes certain charges in your Contract.

Administrative and Other Charges Deducted from Annuity Account Value (see Section 8.02 of the Contract):

[Contract Maintenance Tier I Fee:] The [Contract Maintenance Tier I Fee] is waived if you have elected to receive all Contract related documents by electronic delivery. If you have not provided such authorization, a [Contract Maintenance Tier I Fee] of [$50] will apply beginning on your [second] Contract Date Anniversary.

[Contract Maintenance Tier II Fee]: There is a [$50] [Contract Maintenance Tier II Fee] if your Annuity Account Value is less than [$50,000] on your Contract Date Anniversary.

[Beginning on the [Income Edge Series] effective date, the [Contract Maintenance Tier II Fee] will be permanently waived.]

The above charges, if applicable, will be deducted from your Annuity Account Value in the Variable Investment Options on a pro-rata basis. We will deduct these charges on each Processing Date before the deduction of any other charges. These charges will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract is surrendered. If there is insufficient value or no value in the Variable Investment Options, any remaining portion of the charge(s) or the total amount of the charge(s), as applicable, will be deducted from the Dollar Cost Averaging program.

Transfer Charges (see Section 8.03 of the Contract):

Currently, the number of free transfers is [unlimited], subject to the terms of Sections 5.01 and 8.04. However, we reserve the right to limit the number of free transfers to [12] transfers per Contract Year.

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2%] of each transaction amount at the time each transfer is processed. Transfers under any Dollar Cost Averaging program that is available, will not count towards the number of free transfers in a Contract Year [or Annuity Payout Year, if applicable] for the purposes of this charge. The Charge is deducted from the Variable Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $[35] for each transaction.]

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Contract Fee (see Section 8.05 of the Contract):	Annual Rate of [1.25%] (equivalent to a daily rate of [0.003446%]) [plus any applicable VIO Facilitation Charge up to an annual rate equal to [0.65%] (equivalent to a daily rate of [0.001787%]).]

The Contract Fee includes the following charges:

Operations Fee:	Annual rate of [0.75	%]
Administration Fee:	Annual rate of [0.30	%]
Distribution Fee:	Annual rate of [0.20	%]
[Variable Investment Option Facilitation Charge:	Annual rate up to [0.65	%]

The Variable Investment Option (“VIO”) Facilitation Charge applies to certain VIOs as indicated in the VIOs listed in Part B of these Data Pages. Unless otherwise specified, for VIOs indicated with a single* the annual rate is [0.25%] (equivalent to a daily rate of [.000686%]).

a double** the annual rate is [0.35%] (equivalent to a daily rate of [.000961%]).

a triple*** the annual rate is [065%] (equivalent to a daily rate of [.001787%]).

We may indicate a VIO Facilitation Charge up to the maximum specified above for Variable Investment Options made available under this Contract subsequent to its Issue Date]

[Breakpoint Credit: An amount of [0.025%] will be accrued on each quarterversary when your Annuity Account Value on any such quarterversary is equal to or greater than [$500,000]. An annual amount of up to [0.10%] (the “Credit”) will be applied on a pro-rata basis to your Annuity Account Value on your Contract Date Anniversary. The Credit is not considered a Contribution, but will be applied as a reduction against your Contract Fee.

[If you elect [Income Edge Series], each quarterversary beginning on the [Income Edge Series] Effective Date will be based on your [Income Edge Series] Anniversary Date, as described in the Endorsement Applicable to Non-Qualified [Income Edge Series] Payment Plan and any Credits accrued through the [Income Edge Series] Effective Date will be applied on a pro-rata basis to your Annuity Account Value on the [Income Edge Series] Effective Date. Thereafter, the Credit will be applied, if applicable, on a pro-rata basis to your Annuity Account Value on your [Income Edge Series] Anniversary Date.]

“Quarterversary” means a valuation date that occurs every three months on the same calendar day as the Contract Date. The first Quarterversary will be three months following the Contract Date except for the fourth Quarterversary which will occur on the Contract Date Anniversary.

“Valuation Day” means for each Quarterversary (with the exception of the fourth quarter of the Contract Year) the same day of the month as the Contract Date. If that date is not a Business Day on any Quarterversary, the Valuation Day will be on the next Business Day. If there is a non-scheduled non-Business Day on the Valuation Day, the credit calculation will be processed on the

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next available Business Day. For Contracts with a Contract Date Anniversary after the [28th] of the month, the Valuation Day will be on the first Business Day of the following month. In the fourth Quarterversary of each Contract Year, the Valuation Day will be on the Contract Date Anniversary. If the Contract Date Anniversary occurs on a day other than a Business Day, the Valuation Day will be the Business Day immediately preceding the Contract Date Anniversary.]

Third Party Transfer Charge (see Section 8.07 of the Contract): We reserve the right to deduct a charge from the amounts withdrawn, which is no greater than $125 per occurrence for a direct rollover, direct transfer, or 1035 exchange from this Contract and transferred to a third party, or to another company, or in connection with an exchange of this Contract for a Contract issued by another company. The current charge is [$65].

This charge will be deducted from the Annuity Account Value in the Variable Investment Options on a pro rata basis. If there is insufficient value or no value in the Variable Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Dollar Cost Averaging program.

Duplicate Report/Statement Charge (see Section 9.04 of the Contract): We reserve the right to deduct a charge which is no greater than $35.00 per copy of the reports and statements described in Section 9.04. The current charge is [$0.00]. This charge will be deducted from the Annuity Account Value in the Variable Investment Options on a pro rata basis. If there is insufficient value or no value in the Variable Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Dollar Cost Averaging program.

[The following text will appear in the Data Pages if the Alternate Payment Method applies:]

[Check Preparation Charge (see Section 9.07 of the Contract): Alternate Payment Method We will pay all amounts due under this Contract by direct deposit to a bank account that accepts such deposits provided that you have given us authorization, and the information we need to initiate the deposit, in a form acceptable to us. If you have not provided such authorization and information, we will make the payment by check drawn on a bank located in the United States (subject to any check preparation charge specified herein) or by any other method to which you and we agree. All payments will be made in U.S. Dollars. Any Check Preparation Charge will not exceed $85. The current charge is [$0.00].]

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[Part E – This part describes certain Terms and Conditions applicable to the Rider(s) issued under your Contract.

Terms and Conditions Applicable to your [Protected Premium Death Benefit] Rider. Please read the Rider for the complete provisions shown below.

I.	The Rider’s Guaranteed Minimum Death Benefit

The Death Benefit amount under the Rider is determined by comparing the AAV on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit under the Rider.

Withdrawals from your AAV will cause an adjustment to your GMDB Benefit Base as described in Section III. of the Rider. The adjustment may be greater than the amount withdrawn.

II.	GMDB Benefit Base

Your initial GMDB Benefit Base is equal to your initial Contribution. Thereafter, the GMDB Benefit Base will increase by the dollar amount of any subsequent Contribution. Your GMDB Benefit Base will be adjusted by withdrawals as described in Section III. below.

III.	Effect of Withdrawals on your GMDB Benefit Base

The GMDB Benefit Base will be reduced pro-rata by withdrawals from your AAV.

A pro-rata reduction is determined as follows:

1) Divide the amount of the withdrawal by your AAV immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your GMDB Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

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IV.	The Charge for the Rider

The Charge for the Rider is calculated daily, accrued daily and the sum of the Charge is deducted on your Contract Date Anniversary.

The Charge for the Rider is based on your Contract’s “Net Amount at Risk” (“NAR”), which will be calculated daily. The NAR is the difference between your Contract’s GMDB Benefit Base, as described above in Section II. of the Rider and your Contract’s AAV. Your NAR may vary daily. There is no Charge for the Rider on any calendar day in which your AAV is greater than your GMDB Benefit Base.

The Charge for the Rider will vary based on your age on your Contract issue date or your prior Contract Date Anniversary. [For Contracts with Joint Owners, the Charge will be based on the age of the older Joint Owner.]

The Charge for the Rider will be calculated daily based on the rate shown in the Rider.

On the Transaction Date, we will calculate and deduct the above Rider Charges from your AAV for the portion of any Contract Year in which the Rider was in effect and any of the following occurs: 1) the Rider is terminated pursuant to Section V. of the Rider, 2) a Death Benefit is paid pursuant to Section 6.02 of the Contract, 3) the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or 4) the Contract is surrendered pursuant to Section 5.02 of the Contract.

We may increase or decrease the Charge for the Rider based on your attained age as shown in the above table at any time after completion of [two] Contract Years. We will provide you a minimum of [30] days advance notice of any revised Rider Charge. The “Rider Charge Change Notification Date” is the date of the notice which we send to you informing you of a revised Charge.

The “Rider Charge Change Effective Date” is the date on which the new Rider Charge becomes effective and is at least [30] days following the Rider Charge Change Notification Date. The new Rider Charge will become effective on the Rider Charge Change Effective Date. However, if the Rider Charge Change Notification Date falls during the first [two] Contract Years, the

Rider Charge Change Effective Date is the Business Day that is the later of (i) the first day of the [third] Contract Year or (ii) at least [30] days following the Rider Charge Change Notification Date. In that case, the new Charge will be deducted beginning on your [third] Contract Date Anniversary, unless a prorated Charge was applied earlier in the Contract Year.

The above Charge will be deducted from the Variable Investment Options on a pro-rata basis. If there is insufficient value or no value in the Variable Investment Options any remaining portion of the Charge or the total amount of the Charge, as applicable, will be deducted from the portion of the Account for [Money Market] Dollar Cost Averaging.]

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